Exhibit 99.1
MANPOWER INC.

FOR IMMEDIATE RELEASE                           FEBRUARY 15, 2000

   Manpower Reports Strong 4th Quarter, Full-Year 1999 Results
    Earnings per share rise 19% for 4th quarter, 16% for 1999
      Systemwide sales rise by $1 billion, to $11.5 billion

     Milwaukee, February 15, 2000 - Manpower Inc. (NYSE:MAN) today reported that net income for the year ended December 31, 1999, rose 13 percent to $150.0 million, or $1.91 per diluted share, from $132.8 million, or $1.64 per diluted share a year earlier. Results for 1998 exclude a one-time charge related to the write-down of capitalized software recorded in the fourth quarter.

     For the fourth quarter of 1999, net income rose 16 percent to $48.8 million, or 63 cents per diluted share, from $42.0 million, or 53 cents per diluted share, a year earlier, again excluding the one-time fourth quarter 1998 charge.

     "Our continued growth in the quarter was fueled by strong gains in Europe and good expense control in the U.S.," President and Chief Executive Officer Jeffrey A. Joerres said. "Revenues from our investments in fast-growing markets in Germany, Sweden and Spain grew by 46 percent in constant currencies, while operating profits grew even faster. In France, local-currency revenues were up 16 percent, while operating profits were up 64 percent, thanks to improved pricing and efficiencies. And in the U.S., 6 percent revenue growth combined with good expense control drove operating profits 8 percent higher.

     "We set aggressive performance targets for 1999 and achieved them," Joerres said. "We're entering 2000 with solid momentum, and barring major shifts in the global economy, we are looking forward to continued growth this year."

     Systemwide sales for 1999 rose 9 percent from the previous year to $11.5 billion. For the fourth quarter, systemwide sales increased 10 percent to $3.1 billion.

     This press release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company's expected future financial results. The Company's actual results may differ materially from those described or contemplated. Factors that may cause the Company's actual results to differ materially from those contained in the forward-looking statements can be found in the Company's reports filed with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

     Manpower provides staffing services and workforce management solutions to a wide variety of customers through more than 3,300 offices in 52 countries. The company annually provides employment and training to more than 2 million people worldwide. More information, including recent news releases, can be found at the company's web site, www.manpower.com.

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                               Manpower Inc.
                          Results of Operations
                   (in thousands, except per share data)

                      3 Months Ended December 31       Year Ended December 31
                       1999     1998    Variance     1999      1998    Variance

Systemwide sales   $3,121,373 $2,850,917  9.5%   $11,511,350 $10,523,377   9.4%

Revenue from
services            2,660,497  2,427,553  9.6%     9,770,098   8,814,272  10.8%

Cost of
services            2,192,292  2,010,404  9.0%     8,065,179   7,311,278  10.3%


  Gross profit        468,205    417,149 12.2%     1,704,919   1,502,994  13.4%

Selling and
administrative
expenses              384,598    347,053 10.8%     1,474,268   1,280,491  15.1%

Write-down of
capitalized software        -     92,100  N/A              -      92,100   N/A

  Operating profit     83,607    (22,004) N/A        230,651     130,403  76.9%

Interest and other
expenses (income)       7,828      4,975 57.3%        24,821      16,633  49.2%

  Earnings before
  income taxes         75,779    (26,979) N/A        205,830     113,770  80.9%

Provision for
income taxes           27,010    (11,859) N/A         55,804      38,106  46.4%

  Net earnings        $48,769   $(15,120) N/A       $150,026     $75,664  98.3%



Net earnings per
share - basic           $0.64     $(0.19) N/A          $1.94       $0.94 105.5%

Net earnings per
share - diluted         $0.63     $(0.19) N/A          $1.91       $0.93 104.5%


Weighted average
shares - basic         75,996     78,994 (3.8%)       77,276      80,101  (3.5%)

Weighted average
shares - diluted       77,694     78,994 (1.6%)       78,728      81,196  (3.0%)

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                              Manpower Inc.
                       Condensed Balance Sheets
                      (unaudited - in thousands)


                                         December 31,      December 31,
                                            1999               1998

Current assets:
             Cash and cash equivalents    $241,675           $180,456
                   Accounts receivable   1,897,553          1,674,729
     Prepaid expenses and other assets     118,094            106,377

    Total current assets                 2,257,322          1,961,562

Other assets                               278,976            238,914

Property and equipment                     182,355            191,260

    Total assets                        $2,718,653         $2,391,736


Current liabilities:
  Payable to banks                        $127,949            $99,268
                      Accounts payable     387,872            347,864
         Employee compensation payable      71,895             77,084
                   Accrued liabilities     168,346            154,428
   Accrued payroll taxes and insurance     340,937            319,053
          Income taxes and VAT payable     317,463            309,283
  Current maturities of long-term debt       3,574              4,076

    Total current liabilities            1,418,036          1,311,056

Other liabilities:
                        Long-term debt     357,530            154,594
   Other long-term liabilities             292,441            257,148

    Total other liabilities                649,971            411,742

Stockholders' equity                       650,646            668,938

  Total liabilities and
    stockholders' equity                $2,718,653         $2,391,736